Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-153376 of our report relating to the consolidated financial statements of Gran Tierra Energy Inc. dated March 7, 2008 (May 12, 2008 as to the effects of the restatement discussed in Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the financial statements) and our report relating to the effectiveness of Gran Tierra Energy Inc.’s internal control over financial reporting dated March 7, 2008 (May 12, 2008 as to the effects of a material weakness) (which report expresses an adverse opinion due to a material weakness), appearing in Amendment No. 1 to the Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2007.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
October 15, 2008